SOUTHWEST AIRLINES REPORTS FIRST QUARTER 2024 RESULTS

DALLAS, TEXAS - April 25, 2024 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its first quarter 2024 financial results:

•Net loss of $231 million, or $0.39 loss per diluted share
•Net loss, excluding special items1, of $218 million, or $0.36 loss per diluted share
•Record first quarter operating revenues of $6.3 billion
•Liquidity2 of $11.5 billion, well in excess of debt outstanding of $8.0 billion

Bob Jordan, President and Chief Executive Officer, stated, "While it is disappointing to incur a first quarter loss, we exited the quarter with healthy profits and margins in the month of March. We are focused on controlling what we can control and have already taken swift action to address our financial underperformance and adjust for revised aircraft delivery expectations. I want to thank our more than 74,000 Employees for their continued Warrior Spirit to maintain a reliable and resilient operation as we adapt to aircraft delivery constraints and adjust to slower than planned growth for this year and next.

"Our first quarter 2024 revenue performance, while shy of our prior aspirations, resulted in record first quarter operating revenues, record first quarter passengers carried, and a solid sequential improvement in nominal unit revenue when compared with seasonal norms. The sequential improvement was driven by an acceleration in managed business revenues as well as benefits from network adjustments, which started in earnest with the March schedule. While costs remain a headwind, we are realizing benefits from our ongoing cost reduction actions and remain focused on enhancing productivity and controlling discretionary spending. We also have certainty with labor rates, having ratified agreements with 11 of our labor groups in the past 18 months, including the agreement ratified yesterday for our Flight Attendants.

"Achieving our financial goals is an immediate imperative. The recent news from Boeing regarding further aircraft delivery delays presents significant challenges for both 2024 and 2025. We are reacting and replanning quickly to mitigate the operational and financial impacts while maintaining dependable and reliable flight schedules for our Customers.

"To improve our financial performance, we have intensified our network optimization efforts to address underperforming markets. Consequently, we have made the difficult decision to close our operations at Bellingham International Airport, Cozumel International Airport, Houston's George Bush Intercontinental

Airport, and Syracuse Hancock International Airport. I want to sincerely thank our Employees, the airports, and the communities for all their incredible support over the years.

"Additionally, we are evaluating options to enhance our Customer Experience as we study product preferences and expectations, including onboard seating and our cabin. And, we are implementing cost control initiatives, including limiting hiring and offering voluntary time off programs. We now expect to end 2024 with approximately 2,000 fewer Employees as compared with the end of 2023.

"We are focused on achieving our financial prosperity goals and creating value for our Shareholders, while we adjust to changes in our aircraft delivery plans, Customer travel patterns and preferences, higher fuel prices, and other cost pressures. We are excited and optimistic with a robust set of strategic initiatives that are well underway. They are comprehensive and aimed at enhancing the Customer Experience; delivering operational excellence; creating new and meaningful revenue opportunities; expanding margins; and achieving return on invested capital well above of our weighted average cost of capital. We look forward to sharing these plans at our Investor Day in September."

Guidance and Outlook:
The following tables introduce or update selected financial guidance for second quarter and full year 2024, as applicable:

2Q 2024 Estimation
RASM (a), year-over-year	Down 1.5% to 3.5%
ASMs (b), year-over-year	Up 8% to 9%
Economic fuel costs per gallon[1,3]	$2.70 to $2.80
Fuel hedging premium expense per gallon	$0.07
Fuel hedging cash settlement gains per gallon	$0.04
ASMs per gallon (fuel efficiency)	80 to 81
CASM-X (c), year-over-year[1,4]	Up 6.5% to 7.5%
Scheduled debt repayments (millions)	~$7
Interest expense (millions)	~$62

	2024 Estimation	Previous estimation
ASMs (b), year-over-year	Up ~4%	Up ~6%
Economic fuel costs per gallon[1,3]	$2.70 to $2.80	$2.55 to $2.65
Fuel hedging premium expense per gallon	$0.07	No change
Fuel hedging cash settlement gains per gallon	$0.04	$0.01
CASM-X (c), year-over-year[1,4]	Up 7% to 8%	Up 5.5% to 7%
Scheduled debt repayments (millions)	~$29	No change
Interest expense (millions)	~$252	~$249
Aircraft (d)	802	814
Effective tax rate	24% to 25%	23% to 24%
Capital spending (billions)	~$2.5	$3.5 to $4.0
(a) Operating revenue per available seat mile ("RASM" or "unit revenues").
(b) Available seat miles ("ASMs" or "capacity"). The Company's flight schedule is published for sale through March 5, 2025. The Company expects third quarter 2024 capacity to increase in the low-single digits and fourth quarter 2024 capacity to decrease in the low- to mid-single digits, resulting in capacity growth in the range of flat to down low-single digits in second half 2024, all on a year-over-year percentage basis.
(c) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profitsharing ("CASM-X").
(d) Aircraft on property, end of period. The Company now plans for approximately 20 Boeing 737-8 ("-8") aircraft deliveries and 35 aircraft retirements in 2024, comprised of 31 Boeing 737-700s ("-700") and four Boeing 737-800s ("-800"). This is compared with its previous plan for approximately 46 -8 deliveries and 49 aircraft retirements. The delivery schedule for the Boeing 737-7 ("-7") is dependent on the Federal Aviation Administration ("FAA") issuing required certifications and approvals to The Boeing Company ("Boeing") and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and Boeing may continue to experience manufacturing challenges, so the Company offers no assurances that current estimations and timelines will be met.

Revenue Results and Outlook:
•First quarter 2024 operating revenues were a first quarter record $6.3 billion, a 10.9 percent increase, year-over-year
•First quarter 2024 RASM was flat, year-over-year—at the low end of the Company's previous guidance range

The Company had record first quarter revenue performance driven by strong demand trends and record first quarter passenger and ancillary revenue, passengers carried, and new Rapid Rewards® Members. The Company's first quarter 2024 RASM came in at the low end of its expectations primarily due to lower-than-expected close-in leisure passenger volume, including lower-than-expected maturation of development markets. Still, nominal sequential RASM in first quarter 2024 was ahead of normal seasonal trends. First quarter 2024 managed business revenues strengthened sequentially, as expected, finishing roughly flat when compared with first quarter 2019 levels, and up approximately 25 percent, year-over-year. Network optimization adjustments, implemented with the March schedule, were accretive and supported the profitability inflection point and strong margins for the month of March 2024.

Based on current booking trends, the Company continues to expect an all-time quarterly record for operating revenue in second quarter 2024. Second quarter 2024 RASM is expected to decrease in the range of 1.5 percent to 3.5 percent, on capacity growth of 8 percent to 9 percent, both year-over-year. The comparison includes just over one point of year-over-year headwind from the combined impact of Easter and 4th of July timing. Once again, the Company currently expects nominal second quarter 2024 sequential RASM trends to exceed normal seasonal trends. This anticipated sequential improvement includes expected benefits from revenue initiatives—most notably a full quarter of network optimization.

Significant challenges presented by Boeing aircraft delivery delays, and the related reduction in second half 2024 capacity, negatively impact the Company's previous expectation for double-digit year-over-year operating revenue growth for full year 2024. As such, the Company now expects full year 2024 year-over-year operating revenue growth approaching high-single digits when adjusted for current trends and planned reductions for post-summer schedules. While the Company remains committed to the goal of earning its cost of capital, these new challenges, combined with current trend pressures, make it more realistic to expect that to occur beyond 2024. The Company is working on further optimization of its network with the goal to improve unit revenue performance and operating margins5. To that end, the Company has made the difficult decision to cease operations at Bellingham International Airport, Cozumel International Airport, Houston’s George Bush Intercontinental Airport, and Syracuse Hancock International Airport on August 4, 2024, and significantly restructure other markets, most notably by implementing capacity reductions in both Hartsfield-Jackson Atlanta International Airport and Chicago O'Hare International Airport.

The Company's initiatives, which include the estimated benefit of network changes, are expected to contribute between $1.0 billion and $1.5 billion in 2024 year-over-year pre-tax profits, compared with its initial plan of roughly $1.5 billion. The estimated value has been updated for first quarter actual performance, development market adjustments, and capacity changes in the second half of the year. Furthermore, the Company will continue to evaluate its network and work on its robust set of new strategic initiatives, including revenue generating opportunities.

Fuel Costs and Outlook:
•First quarter 2024 economic fuel costs were $2.92 per gallon1—slightly below the Company's previous expectations primarily as a result of lower-than-expected refinery margins—and included $0.08 per gallon in premium expense and $0.04 per gallon in favorable cash settlements from fuel derivative contracts
•First quarter 2024 fuel efficiency improved 2.5 percent, year-over-year, primarily due to more -8 aircraft, the Company's most fuel-efficient aircraft, as a percentage of its fleet
•As of April 18, 2024, the fair market value of the Company's fuel derivative contracts settling in second quarter 2024 through the end of 2026 was an asset of $270 million
The Company's multi-year fuel hedging program continues to provide protection against spikes in energy prices. The Company's current fuel derivative contracts contain a combination of instruments based on West Texas Intermediate and Brent crude oil, and refined products, such as heating oil. The economic fuel price per gallon sensitivities3 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of April 18, 2024.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	2Q 2024	2024
$70	$2.45 - $2.55	$2.50 - $2.60
$80	$2.65 - $2.75	$2.70 - $2.80
Current Market (a)	$2.70 - $2.80	$2.70 - $2.80
$90	$2.80 - $2.90	$2.85 - $2.95
$100	$3.00 - $3.10	$3.05 - $3.15
$110	$3.10 - $3.20	$3.15 - $3.25

Fair market value of fuel derivative contracts settling in period	$27 million	$109 million
Estimated premium costs	$39 million	$158 million
(a) Brent crude oil average market prices as of April 18, 2024, were $87 and $84 per barrel for second quarter and full year 2024, respectively.

In addition, the Company is providing its maximum percentage of estimated fuel consumption6 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage (a)
2024	58%
2025	47%
2026	26%
(a) Based on the Company's current available seat mile plans. The Company is currently 55 percent hedged in second quarter 2024 and 58 percent hedged for second half 2024.

Non-Fuel Costs and Outlook:
•First quarter 2024 operating expenses increased 12.2 percent, year-over-year, to $6.7 billion
•First quarter 2024 operating expenses, excluding fuel and oil expense, special items, and profitsharing1, increased 16.5 percent, year-over-year
•First quarter 2024 CASM-X increased 5.0 percent, year-over-year—better than the Company's previous expectations

The Company's first quarter 2024 CASM-X increased 5.0 percent, year-over-year, approximately one point better than prior guidance primarily due to favorable airport settlements and higher-than-expected participation in voluntary time off programs. The majority of the first quarter CASM-X increase, year-over-year, was attributable to higher 2024 overall labor cost increases, as well as pressure from planned maintenance expenses.

The Company continues to expect similar cost pressures throughout the year, driving second quarter 2024 CASM-X to an expected increase in the range of 6.5 percent to 7.5 percent, year-over-year. The Company expects full year 2024 CASM-X to increase in the range of 7 percent to 8 percent, based on a reduction of roughly 2 points of lower than previously expected capacity, on a year-over-year basis.

First quarter 2024 net interest income, which is included in Other expenses (income), increased $18 million, year-over-year, primarily due to a $16 million increase in interest income driven by higher interest rates.

Fleet, Capacity, and Capital Spending:
During first quarter 2024, the Company received five -8 aircraft and retired three -700 aircraft, ending first quarter with 819 aircraft. Given the Company's discussions with Boeing and expected aircraft delivery delays, the Company plans for approximately 20 -8 aircraft deliveries in 2024, a reduction from the Company's previous expectation of 46 -8 aircraft deliveries, which differs from its contractual order book displayed in the table below. Consequently, to support fleet flexibility for 2025, the Company plans to retire approximately 35 aircraft in 2024 (31 -700s and four -800s), a reduction from its previous expectation of 49 (45 -700s and four -800s). This will result in a fleet of roughly 802 aircraft at year-end 2024. As a result of Boeing's delivery delays, the Company has conservatively re-planned its capacity and delivery expectations for the remainder of this year and next. However, there is no assurance that Boeing will meet this most recent delivery schedule.

The Company's flight schedule is published for sale through March 5, 2025. In light of the Company's lower aircraft delivery expectations, the Company estimates second quarter 2024 capacity to increase in the range of 8 percent to 9 percent; third quarter 2024 capacity to increase in the low-single digits; fourth quarter 2024 capacity to decrease in the low- to mid-single digits; and full year 2024 capacity to increase approximately 4 percent, all on a year-over-year percentage basis. While the Company continues to adjust and re-optimize schedules for the second half of the year, the current expectation is for aircraft seats and trip frequency to decline in the third and fourth quarters of 2024, both on a year-over-year basis. The Company currently plans for capacity growth beyond 2024 to be at or below macroeconomic growth trends until the Company reaches its long-term financial goal to consistently achieve after-tax return on invested capital ("ROIC")7 well above its weighted average cost of capital ("WACC").

The Company’s first quarter 2024 capital expenditures were $583 million, driven primarily by aircraft-related capital spending, as well as technology, facilities, and operational investments. The Company now estimates its 2024 capital spending to be roughly $2.5 billion, which includes approximately $1.0 billion in aircraft capital spending, assuming approximately 20 -8 aircraft deliveries in 2024 and continued progress delivery payments for the Company's contractual 2025 firm orders.

Last week, the Company entered into a Supplemental Agreement with Boeing relating to its contractual order book for -7 and -8 aircraft. This Supplemental Agreement addresses updates related to the continued -7 delay in certification and supports the Company's continued focus on fleet modernization. The Supplemental Agreement formalized the conversion of 19 2025 -7 firm orders into -8 firm orders as of March 31, 2024, and shifted one 2025 -8 option into 2026 as of April 2024. The following tables provide further information regarding the Company's contractual order book and compare its contractual order book as of April 25, 2024, with its previous order book as of January 25, 2024. The contractual order book as of April 25, 2024 does not include the impact of delivery delays and is subject to change based on ongoing discussions with Boeing.

Current 737 Contractual Order Book as of April 25, 2024:

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2024	27		58		—	85	(c)
2025	40		19		14	73
2026	59		—		27	86
2027	19		46		25	90
2028	15		50		25	90
2029	38		34		18	90
2030	45		—		45	90
2031	45		—		45	90
	288	(a)	207	(b)	199	694
(a) The delivery timing for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(b) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.
(c) Includes five -8 deliveries received year-to-date through March 31, 2024. Given the Company's continued discussions with Boeing and expected aircraft delivery delays, the Company is currently planning for approximately 20 -8 aircraft deliveries in 2024.

Previous 737 Order Book as of January 25, 2024 (a):

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	-7 or -8 Options	Total
2024	27	58	—	85
2025	59	—	15	74
2026	59	—	26	85
2027	19	46	25	90
2028	15	50	25	90
2029	38	34	18	90
2030	45	—	45	90
2031	45	—	45	90
	307	188	199	694
(a) The 'Previous 737 Order Book' is for reference and comparative purposes only. It should not be relied upon. See 'Current 737 Contractual Order Book' for the Company's current aircraft order book.

Liquidity and Capital Deployment:
•The Company ended first quarter 2024 with $10.5 billion in cash and cash equivalents and short-term investments, and a fully available revolving credit line of $1.0 billion
•The $921 million reduction in cash and cash equivalents during first quarter 2024 was driven primarily by the $1.35 billion payout of the Pilot contract ratification bonus
•The Company continues to have a large base of unencumbered assets with a net book value of approximately $17.2 billion, including $14.4 billion in aircraft value and $2.8 billion in non-aircraft assets such as spare engines, ground equipment, and real estate

•The Company had a net cash position8 of $2.5 billion, and adjusted debt to invested capital ("leverage")9 of 47 percent as of March 31, 2024
•The Company returned $215 million to its Shareholders through the payment of dividends during first quarter 2024
•The Company paid $8 million during first quarter 2024 to retire debt and finance lease obligations, consisting entirely of scheduled lease payments

Awards and Recognitions:
•Named to FORTUNE's list of World's Most Admired® Companies; ranked #39 overall
•Named Domestic Carrier of the Year by the Airforwarders Association
•Named the #2 domestic airline by the 2024 Elliot Readers' Choice Awards
•Recognized by Newsweek as one of America's Most Responsible Companies
•Earned Top Score in Human Rights Campaign Foundation’s 2023-2024 Corporate Equality Index
•Designated one of the 25 Best Companies for Latinos to Work 2024 by Latino Leaders Magazine
•Received the following 2024 designations from Viqtory: Military Friendly Employer, Military Spouse Employer, and Military Friendly Supplier Diversity Program

Environmental, Social, and Governance ("ESG"):
•Announced the launch of Southwest Airlines Renewable Ventures ("SARV"), a wholly-owned subsidiary of Southwest Airlines® dedicated to creating more opportunities for Southwest to obtain scalable sustainable aviation fuel ("SAF"), a critical component in the success of the carrier's goal to replace 10 percent of its total jet fuel consumption with SAF by 2030
•Announced the acquisition of SAFFiRE Renewables, LLC ("SAFFiRE") as part of the SARV investment portfolio. SAFFiRE expects to utilize technology developed at the Department of Energy's National Renewable Energy Laboratory ("NREL") to convert corn stover, a widely available agricultural residue feedstock in the U.S., into renewable ethanol
•Announced a $30 million investment in LanzaJet, Inc., a SAF technology provider and producer with the world's first ethanol-to-SAF commercial plant, as part of the SARV investment portfolio
•Joined the Hawai'i Seaglider Initiative to explore the feasibility of 100 percent electric, zero direct emissions technology
•Published the Southwest Airlines Climate Advocacy statement
•Celebrated Black History Month and Women's History Month throughout February and March 2024, respectively. Southwest highlighted its Employee Resource Groups and encouraged Employees to get involved and learn more about cultural, heritage, and pride months

•Highlighted National Human Trafficking Prevention Month to educate Employees and Customers on ways to help combat this issue. Southwest is proud to support multiple nonprofit organizations whose efforts help with the rescue, recovery, and restoration of human trafficking survivors
•Launched applications for the Southwest Scholarship Program, which includes two scholarship opportunities. The Southwest Airlines® Community Scholarship seeks to build a diverse talent pipeline, while inspiring future generations to find careers within the airline industry. The Southwest Airlines® Founders Scholarship was established for eligible dependents of Southwest Airlines Employees to pursue higher education
•Celebrated the fifth anniversary of Southwest’s service to Hawaii by announcing a partnership with the Council for Native Hawaiian Advancement ("CNHA") as Presenting Sponsor of the community's beloved and revitalized Kilohana Hula Show
•Visit southwest.com/citizenship for more details about the Company's ongoing ESG efforts

Conference Call:
The Company will discuss its first quarter 2024 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
https://www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Measures (also referred to as "excluding special items").
2Includes $10.5 billion in cash and cash equivalents, short-term investments, and a fully available revolving credit line of $1.0 billion.
3Based on the Company's existing fuel derivative contracts and market prices as of April 18, 2024, second quarter and full year 2024 economic fuel costs per gallon are both estimated to be in the range of $2.70 to $2.80. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
4Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
5Operating margin is calculated as operating income divided by operating revenues.
6The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that are ultimately exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.
7See Note Regarding Use of Non-GAAP Financial Measures for additional information on ROIC. In addition, information regarding ROIC and economic results is included in the accompanying table Non-GAAP Return on Invested Capital (ROIC).
8Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
9See Note Regarding Use of Non-GAAP Financial Measures for an explanation of the Company's leverage calculation.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's focus areas, goals, and initiatives; (ii) the Company’s fleet plans and expectations, including with respect to fleet utilization, flexibility, and expected fleet deliveries and retirements, and including factors and assumptions underlying the Company's plans and expectations; (iii) the Company’s plans and expectations with respect to its network, its capacity, its network optimization efforts, its network plan and capacity and network adjustments, and the maturation of its development markets, and including factors and assumptions underlying the Company's expectations and projections; (iv) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including with respect to its initiatives, and including factors and assumptions underlying the Company's expectations and projections; (v) the Company’s goals with respect to operational dependability and reliability, enhancing brand appeal and Customer Experience, delivering Shareholder value, operational excellence, driving out inefficiencies, increasing productivity, and improving margins; (vi) the Company’s labor plans and expectations, including the Company’s hiring and headcount plans and expectations; (vii) the Company's expectations with respect to fuel costs, hedging gains, and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (viii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (ix) the Company’s expectations with respect to aircraft seats and trip frequency; and (x) the Company’s plans, expectations, and goals with respect to environmental sustainability. These forward-looking statements are based on the

Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (ii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iii) the emergence of additional costs or effects associated with the cancelled flights in December 2022, including litigation, government investigation and actions, and internal actions; (iv) the Company's dependence on Boeing and Boeing suppliers with respect to the Company's aircraft deliveries, fleet and capacity plans, operations, maintenance, strategies, and goals; (v) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the certification of the Boeing MAX 7 aircraft; (vi) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (vii) the Company's dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to operational excellence and reliability, fuel supply, maintenance, environmental sustainability; Global Distribution Systems, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (viii) the impact of governmental regulations and other governmental actions on the Company's business plans, results, and operations; (ix) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (x) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (xi) the impact of labor matters on the Company's business decisions, plans, strategies, and results; (xii) the Company's dependence on its workforce, including its ability to employ and retain sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; and (xiii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10- K for the fiscal year ended December 31, 2023.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2024	2023	Percent Change
OPERATING REVENUES:
Passenger	$5,712	$5,105	11.9
Freight	42	41	2.4
Other	575	560	2.7
Total operating revenues	6,329	5,706	10.9

OPERATING EXPENSES:
Salaries, wages, and benefits	2,940	2,478	18.6
Fuel and oil	1,531	1,547	(1.0)
Maintenance materials and repairs	361	240	50.4
Landing fees and airport rentals	464	408	13.7
Depreciation and amortization	408	365	11.8
Other operating expenses	1,018	952	6.9
Total operating expenses	6,722	5,990	12.2

OPERATING LOSS	(393)	(284)	38.4

OTHER EXPENSES (INCOME):
Interest expense	65	66	(1.5)
Capitalized interest	(7)	(6)	16.7
Interest income	(141)	(125)	12.8
Other (gains) losses, net	(12)	(14)	n.m.
Total other expenses (income)	(95)	(79)	20.3

LOSS BEFORE INCOME TAXES	(298)	(205)	45.4
BENEFIT FOR INCOME TAXES	(67)	(46)	45.7
NET LOSS	$(231)	$(159)	45.3

NET LOSS PER SHARE:
Basic	$(0.39)	$(0.27)	44.4
Diluted	$(0.39)	$(0.27)	44.4

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	597	594	0.5
Diluted	597	594	0.5

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Financial Measures (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share and per ASM amounts)(unaudited)

	Three months ended
	March 31,		Percent
	2024	2023	Change
Fuel and oil expense, unhedged	$1,510	$1,575
Add: Premium cost of fuel contracts designated as hedges	39	30
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(18)	(58)
Fuel and oil expense, as reported (and economic)	$1,531	$1,547	(1.0)

Total operating expenses, net, as reported	$6,722	$5,990
Deduct: Labor contract adjustment (a)	(9)	—
Deduct: Litigation accrual	(7)	—
Total operating expenses, excluding special items	$6,706	$5,990	12.0
Deduct: Fuel and oil expense, as reported (and economic)	(1,531)	(1,547)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$5,175	$4,443	16.5

Operating loss, as reported	$(393)	$(284)
Add: Labor contract adjustment (a)	9	—
Add: Litigation accrual	7	—
Operating loss, excluding special items	$(377)	$(284)	32.7

Other gains, net, as reported	$(12)	$(14)
Deduct: Mark-to-market impact from fuel contracts settling in future periods	(1)	—
Add: Unrealized mark-to-market adjustment on available for sale securities	—	4
Other gains, net, excluding special items	$(13)	$(10)	30.0

Loss before income taxes, as reported	$(298)	$(205)
Add: Labor contract adjustment (a)	9	—
Add: Mark-to-market impact from fuel contracts settling in future periods	1	—
Add: Litigation accrual	7	—
Deduct: Unrealized mark-to-market adjustment on available for sale securities	—	(4)
Loss before income taxes, excluding special items	$(281)	$(209)	34.4

Benefit for income taxes, as reported	$(67)	$(46)
Add: Net loss tax impact of fuel and special items (b)	4	—
Benefit for income taxes, net, excluding special items	$(63)	$(46)	37.0

Net loss, as reported	$(231)	$(159)
Add: Labor contract adjustment (a)	9	—
Add: Mark-to-market impact from fuel contracts settling in future periods	1	—
Add: Litigation accrual	7	—
Deduct: Unrealized mark-to-market adjustment on available for sale securities	—	(4)
Deduct: Net loss tax impact of special items (b)	(4)	—
Net loss, excluding special items	$(218)	$(163)	33.7

	Three months ended
	March 31,		Percent
	2024	2023	Change

Net loss per share, diluted, as reported	$(0.39)	$(0.27)
Add: Impact of special items	0.04	—
Deduct: Net loss tax impact of special items (b)	(0.01)	—
Net loss per share, diluted, excluding special items	$(0.36)	$(0.27)	33.3

Operating expenses per ASM (cents)	¢ 15.91	¢ 15.74
Deduct: Impact of special items	(0.03)	—
Deduct: Fuel and oil expense divided by ASMs	(3.63)	(4.07)
Operating expenses per ASM, excluding Fuel and oil expense, special items, and profitsharing (cents)	¢ 12.25	¢ 11.67	5.0
(a) Represents changes in estimate related to the contract ratification bonus for the Company’s Ramp, Operations, Provisioning, & Cargo Agents as part of the tentative agreement ratified in March 2024 with TWU 555. The Company began accruing for all of its open labor contracts on April 1, 2022.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three months ended March 31, 2024 and 2023 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended
	March 31,		Percent
	2024	2023	Change
Revenue passengers carried (000s)	32,872	30,231	8.7
Enplaned passengers (000s)	40,897	37,666	8.6
Revenue passenger miles (RPMs) (in millions) (a)	33,087	29,547	12.0
Available seat miles (ASMs) (in millions) (b)	42,248	38,062	11.0
Load factor (c)	78.3%	77.6%	0.7 pts.
Average length of passenger haul (miles)	1,007	977	3.1
Average aircraft stage length (miles)	753	715	5.3
Trips flown	349,979	334,121	4.7
Seats flown (000s) (d)	55,694	52,719	5.6
Seats per trip (e)	159.1	157.8	0.8
Average passenger fare	$173.76	$168.88	2.9
Passenger revenue yield per RPM (cents) (f)	17.26	17.28	(0.1)
RASM (cents) (g)	14.98	14.99	(0.1)
PRASM (cents) (h)	13.52	13.41	0.8
CASM (cents) (i)	15.91	15.74	1.1
CASM, excluding Fuel and oil expense (cents)	12.28	11.67	5.2
CASM, excluding special items (cents)	15.87	15.74	0.8
CASM, excluding Fuel and oil expense and special items (cents)	12.25	11.67	5.0
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	12.25	11.67	5.0
Fuel costs per gallon, including fuel tax (unhedged)	$2.88	$3.25	(11.4)
Fuel costs per gallon, including fuel tax	$2.92	$3.19	(8.5)
Fuel costs per gallon, including fuel tax (economic)	$2.92	$3.19	(8.5)
Fuel consumed, in gallons (millions)	524	483	8.5
Active fulltime equivalent Employees	74,695	69,868	6.9
Aircraft at end of period	819	793	3.3
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve months ended
	March 31, 2024
Operating income, as reported	$115
TWU 555 contract adjustment	9
TWU 556 contract adjustment	180
SWAPA contract adjustment	354
Net impact from fuel contracts	17
DOT settlement	107
Litigation settlements	19
Operating income, non-GAAP	$801
Net adjustment for aircraft leases (a)	128
Adjusted operating income, non-GAAP (A)	$929

Non-GAAP tax rate (B)	23.5%	(d)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$711

Debt, including finance leases (b)	$8,016
Equity (b)	10,571
Net present value of aircraft operating leases (b)	990
Average invested capital	$19,577
Equity adjustment for hedge accounting (c)	(99)
Adjusted average invested capital (D)	$19,478

Non-GAAP ROIC, pre-tax (A/D)	4.8%

Non-GAAP ROIC, after-tax (C/D)	3.7%
(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses that will settle in future periods, including those associated with the Company's fuel hedges. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) The GAAP twelve month rolling tax rate as of March 31, 2024, was 27.1 percent, and the Non-GAAP twelve month rolling tax rate was 23.5 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$8,367	$9,288
Short-term investments	2,145	2,186
Accounts and other receivables	1,354	1,154
Inventories of parts and supplies, at cost	812	807
Prepaid expenses and other current assets	603	520
Total current assets	13,281	13,955
Property and equipment, at cost:
Flight equipment	26,131	26,060
Ground property and equipment	7,500	7,460
Deposits on flight equipment purchase contracts	395	236
Assets constructed for others	71	62
	34,097	33,818
Less allowance for depreciation and amortization	14,536	14,443
	19,561	19,375
Goodwill	970	970
Operating lease right-of-use assets	1,182	1,223
Other assets	1,024	964
	$36,018	$36,487
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,949	$1,862
Accrued liabilities	2,400	3,606
Current operating lease liabilities	206	208
Air traffic liability	7,642	6,551
Current maturities of long-term debt	28	29
Total current liabilities	12,225	12,256

Long-term debt less current maturities	7,974	7,978
Air traffic liability - noncurrent	1,752	1,728
Deferred income taxes	1,981	2,044
Noncurrent operating lease liabilities	953	985
Other noncurrent liabilities	937	981
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,138	4,153
Retained earnings	15,959	16,297
Accumulated other comprehensive income	19	—
Treasury stock, at cost	(10,808)	(10,823)
Total stockholders' equity	10,196	10,515
	$36,018	$36,487

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(231)	$(159)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	408	365
Unrealized mark-to-market adjustment on available for sale securities	—	(4)
Unrealized/realized loss on fuel derivative instruments	1	—
Deferred income taxes	(68)	(52)
Changes in certain assets and liabilities:
Accounts and other receivables	(308)	(232)
Other assets	(14)	50
Accounts payable and accrued liabilities	(897)	(72)
Air traffic liability	1,115	947
Other liabilities	(71)	(47)
Cash collateral received from (provided to) derivative counterparties	—	(30)
Other, net	(39)	(60)
Net cash provided by (used in) operating activities	(104)	706

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(583)	(1,046)
Assets constructed for others	(9)	(6)
Purchases of short-term investments	(1,678)	(2,204)
Proceeds from sales of short-term and other investments	1,720	1,679
Other, net	(35)	—
Net cash used in investing activities	(585)	(1,577)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	15	9
Payments of long-term debt and finance lease obligations	(8)	(59)
Payments of cash dividends	(215)	(214)
Other, net	(24)	2
Net cash used in financing activities	(232)	(262)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(921)	(1,133)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	9,288	9,492

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,367	$8,359

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other gains, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; Net loss per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents). The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Accruals associated with labor contract negotiations with TWU 555, which represents the Company’s Ramp, Operations, Provisioning, & Cargo Agents. These amounts accrued in 2024 relate to additional compensation for services performed by Employees outside of this fiscal year;
2.Charges associated with tentative litigation settlements regarding certain California state meal-and-rest-break regulations for flight attendants and an arbitration award in favor of the Company's Pilots relating to a collective-bargaining matter;
3.Unrealized mark-to-market adjustment associated with certain available for sale securities;

4.Incremental expense associated with the recently ratified Pilot and Flight Attendant contracts. The change in estimate recognized in 2023 relates to additional compensation for services performed by Employees outside of the applicable fiscal period; and
5.A charge associated with a settlement reached with the Department of Transportation as a result of the Company's December 2022 operational disruption.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other gains, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; Net loss per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents).

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net loss, non-GAAP and Operating loss, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed "special items" that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since "special items" cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.

The Company has also provided adjusted debt, invested capital, and adjusted debt to invested capital (leverage), which are non-GAAP measures of financial performance. Management believes these supplemental measures can provide a more accurate view of the Company's leverage and risk, since they consider the Company’s debt and debt-like obligation profile and capital. Leverage ratios are widely used by investors, analysts, and rating agencies in the valuation, comparison, rating, and investment recommendations of companies. Although adjusted debt, invested capital, and leverage ratios are commonly-used financial measures, definitions of each differ; therefore, the Company is providing an explanation of its calculations for non-GAAP adjusted debt and adjusted equity in the accompanying reconciliation below in order to allow investors to compare and contrast its calculations to the calculations provided by other companies. Invested capital is adjusted debt plus adjusted equity. Leverage is calculated as adjusted debt divided by invested capital.

March 31, 2024
(in millions)
Current maturities of long-term debt, as reported	$28
Long-term debt less current maturities, as reported	7,974
Total debt	8,002
Add: Net present value of aircraft rentals	908
Adjusted debt (A)	$8,910

Total stockholders' equity, as reported	$10,196
Deduct: Accumulated other comprehensive income, as reported	19
Deduct: Cumulative retained earnings impact of unrealized gains (losses) associated with ineffective fuel hedge derivatives	(1)
Adjusted equity (B)	$10,178

Invested capital (A+B)	$19,088

Leverage: Adjusted debt to invested capital (A/(A+B))	47%